Exhibit 23.5
Deloitte
Deloitte AS
Karenslyst allé 20
Postboks 347 Skøyen
0213 Oslo
Telefon: 23 27 90 00
Telefax: 23 27 90 01
www.deloitte.no
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-4 of our report dated 19 March 2007 relating to the carve-out combined financial statements of Hydro Petroleum (which report expresses an unqualified opinion and includes an explanatory paragraph referring to related party transactions with Norsk Hydro ASA, and to the changed method of accounting for the recognition of over/under funded status of retirement plans in 2006 to conform to newly adopted accounting principles) as of 31 December 2006 and for the year then ended appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte AS
Deloitte AS
19 March, 2007
Oslo, Norway